Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated September 7, 2018
(To Preliminary Prospectus dated September 7, 2018)
Registration Statement No. 333-226826

Free Writing Prospectus

MDJM Ltd. Presentation

This free writing prospectus relates to the proposed public offering of ordinary shares of MDJM Ltd. (the “Company”) that is being registered on a Registration Statement on Form F-1 (No. 333-226826) (the “Registration Statement”) and should be read together with the preliminary prospectus dated September 7, 2018 included in that Registration Statement which can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1741534/000114420418048473/0001144204-18-048473-index.htm

The Company has filed the Registration Statement with the SEC for the offering to which this communication relates. Before you invest, you should carefully read the prospectus in that Registration Statement, any later-dated prospectus relating to the offering and all related exhibits to the Registration Statement for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by emailing Network 1 Financial Securities, Inc., at jsun@netw1.com.

MDJM LTD ( NASDAQ : MDJH ) INVESTOR PRESENTATION September 2018

This presentation contains or may contain forward - looking statements about our plans and future outcomes, including, without limitation, statements containing the words “anticipates”, “projected”, “potential”, “believes”, “expects”, “plans”, “estimates” and similar expressions. Such forward - looking statements involve known and unknown risks, uncertainties and other factors which might cause the actual results, financial condition, performance or achievements of MDJM LTD (the “Company” or “MDJM”), or industry results, to be materially different from any future results, financial conditions, performance or achievements expressed or implied by such forward - looking statements. Given these uncertainties, the audience is advised not to place any undue reliance on such forward - looking statements. These forward - looking statements speak only as at the date of this presentation. MDJM LTD expressly disclaims any obligation to update any such forward - looking statements in this presentation to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, unless required by law or regulation. Neither MDJM LTD nor any of its officers, employees, advisers, or agents makes any representation or warranty, express or implied, as to any matter or as to the truth, accuracy, or completeness of any statement made in this presentation, made in conjunction therewith or in any accompanying materials or made at any time, orally or otherwise, in connection with the matters referred to herein and all liability in respect of any such matter or statements is expressly excluded. Disclaimer 2

The information in this free writing prospectus is preliminary and is subject to completion or change . This presentation highlights basic information about our company. Because it is a summary, it does not contain all of the information that you should consider before investing. This offering may only be made by means of a prospectus. We have filed a registration statement on Form F - 1 (including a preliminary prospectus) with the SEC for our initial public offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about our company and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov/. The preliminary prospectus, dated September 7, 2018, is available on the SEC web site at http://www.sec.gov/. When available, electronic copies of the preliminary prospectus supplement and the accompanying prospectus may also be obtained from the offices of Network 1 Financial Securities, Inc. Free Writing Prospectus Statement 3 Z2

Issuer MDJM LTD Security Ordinary Shares Exchange Nasdaq Capital Markets Shares Outstanding Prior to Completion of Offering 10,380,000 Ordinary Shares Shares Offered 1,200,000 if minimum offering is raised 1,600,000 if maximum offering is raised Price $5 per share Offering Size Minimum of $6 million Maximum of $8 million Use of Proceeds • Marketing to P romote Our B usiness • Recruiting A dditional E mployees • Enhancing I nformation T echnology S ystems • General W orking C apital Underwriter Network 1 Financial Securities, Inc. Offering Summary 4

Company Overview Through our primary real estate agency services, we have sold an aggregate of approximately 0.88 million square meters of primary properties with transaction value totaling approximately RMB12.97 billion (approximately $2 billion) from 2014 to 2017 for real estate development projects in 4 cities in China, with Tianjin being our largest market. MDJM LTD is an emerging, integrated real estate services company in China • Founded in 2002 and headquartered in Tianjin, China • Incorporated in the Cayman Islands on January 26, 2018 5

Business Overview Primary Real Estate Agency Services • Consulting • Marketing Planning and Strategy • Advertising Services and Sales Strategy Real Estate Consulting Services Independent Training Services • Engaged by real estate developer clients to act as an independent third - party training services for the primary agency sales agents engaged by the developers • General Consulting Services • Planning and Design • Marketing and Sales • Delivery and After - Sale Services We are a leading comprehensive real estate services company in Tianjin , China 6

Market Coverage Sichuan  Chengdu  Suzhou  Yangzhou Jiangsu Tianjin  Headquarters Since 2014, we have expanded our market presence to other cities in China including : • Chengdu of Sichuan province • Suzhou of Jiangsu province • Yangzhou of Jiangsu province 7

Market Overview Source: National Bureau of Statistics of China (NBSC) China’s real estate industry has grown rapidly in recent years • The total gross floor area, or GFA, of primary properties sold in China grew at a compound annual growth rate, or CAGR, of 29.76% from 2013 to 2017, even amidst general contractionary real estate policies in the PRC in 2016 and 2017. • The increase in the total GFA of properties sold, accompanied by an increase in the average primary property price, gave rise to a corresponding increase in primary property sales revenues, which grew at a CAGR of 7.44% for the same period. 29.76% 7.44% As the real estate industry in China grows in size and complexity, it has become increasingly specialized. Professional real estate services companies emerged in response to the specialization trends in China’s real estate industry in the mid - 90’s. 8

Market Overview The rapid growth of the real estate industry in China is primarily attributed to the following factors: Growth of the Chinese economy Accelerating trend toward urbanization and increasingly affluent urban population Governmental reform of the real estate sector $0 $2,000 $4,000 $6,000 $8,000 $10,000 2013 2014 2015 2016 2017 Nominal GDP per capita (in $) Disposable Income per capita (in $) 0 1,000 2,000 3,000 4,000 5,000 2013 2014 2015 2016 2017 Urban population (in millions) Disposable income per capita in urban households (in $) Source: World Econom y ¥0 ¥2,000 ¥4,000 ¥6,000 ¥8,000 ¥10,000 ¥12,000 2013 2014 2015 2016 2017 Investment in residential property development (in billions of RMB) Sales revenue from primary residential properties (in billions of RMB) Source: NBSC 9

Competitive Landscape

明大嘉和



MINGDA JIAHE

Competition and entry barriers in the real estate services industry in China

- Commitment of Capital Resources ✔
- Brand Recognition ✔
- Quality and Breadth of Services ✔
- Overall Client Experience ✔
- Sales Performance ✔

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Systematic and Effective Training O ur systematic and effective training distinguishes us from our competitors and has contributed to our growth. Through systematic training across our organization, we hope to have a continuous supply of highly qualified real estate managerial and sales professionals to manage and support our anticipated expansion into new markets and strengthen our competitive position in existing markets. Integrated Provider of a Full Range of Services Our full range of services enable us to engage developer clients at early stages of their property development process. W e increase our value and attractiveness to our clients at various stages of the real estate development, marketing and sales process. Experienced and Stable Management Team We have an experienced and stable management team with strong operational experience, execution capability and real estate industry expertise. O ur experienced and stable management team have contributed significantly to our past success and will continue to contribute to our further growth. Competitive Strengths 11

Growth Strategy Expand Geographic Reach & Enhance Brand Recognition • We plan to provide real estate services and open new sales offices in additional cities in China. • We intend to invest in the promotion of our brand when we enter into a new market and to leverage our brand to capture growth opportunities. • We intend to hire and train local employees and sales associates who are socially connected to the local markets. Further Grow Each Existing Segment of Business Primary R eal E state A gency S ervices • We intend to strengthen our leading position by gaining greater market share in existing markets and capturing market shares in new geographic markets. Real E state C onsulting S ervices • We intend to further capitalize on our strong research capability, leveraging the expertise of our market research and development center to provide tailored real estate consulting services to assist clients in real estate product development and marketing and sales. Independent Third - party Training Services • We intend to further strengthen our leading position by devoting a portion of our resources to ensure the high quality of our services delivered to our clients. Expand Service Offerings and Increase Cross - selling Opportunities • W e plan to continuously evaluate new growth areas and expand our service offerings to capture opportunities in these areas as they arise and our need to diversify our revenue streams. • We intend to conduct the aforementioned new services through our subsidiaries by collaborating with the respective real estate developers, local governments that are promoting the relevant projects, and other service providers in the spaces. • We intend to promote the cross - selling of our full range of existing and new services and the cross - utilization of our resources through enhanced coordination among different divisions while maintaining centralized management, thereby providing value - added services to our clients’ real estate development, marketing and sales process. Selectively Pursue Strategic Acquisitions and Alliances 12

Our Future Projects Through two major development businesses ( Xishe / Xishe Xianglin ) coupled with existing core business, MDJM plans to become a multi - service provider, offering integrated marketing planning, sales agents, long - term rental apartment management, scenic rural management services and integrated marketing. MDJM’s core business is integrated real estate services and MDJM has a strategic diversification plan 13 • MDJM is committed to becoming China’s new elite lifestyle supplier through the investment, operation and management of Xishe , its comprehensive brand property management service brand. • MDJM expects to become an integrated operator of scenic rural construction services in China by following the guidelines for the China’s rural revitalization national development plan through Xishe Xianglin . Xishe Xishe Xianglin

Corporate Structure

明大嘉和


MDJM LTD
"MDJM"
Cayman Islands, 2018
100%
MDCC LTD
"MDJH Hong Kong"
Hong Kong, 2018
Off Shore
On Shore
100%
Beijing Mingda Jiahe Technology Development Co., Ltd
"WFOE"
Beijing, 2018
Contractual Arrangements
Tianjin Mingda Jiahe Real Estate Co., Ltd
"Mingda Tianjin"
Tianjin, 2002
100%
Xishe(Tianjin) Business Management Co., Ltd
"Xishe"
Tianjin, 2018
51%
Xishe Xiangling (Tianjin) Business Operation & Management Co., Ltd
"Xishe Xiangling"
Tianjin, 2018
49%
Zhongcai Nongchuang
(Beijing) Technology Ltd. Co.

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Siping Xu Chief Executive Officer; Chairman of Board Mr. Siping Xu has been our Company’s Chief Executive Officer (“CEO”) and Chairman of the Board since January 26, 2018. Mr. Xu has served as Tianjin Mingda’s Chairman of the Board since September 2015 and served as the general manager of Tianjin Mingda from September 2002 to August 2015. From May 1998 to December 2000, Mr. Xu worked in the Finance Department of Tianjin Tenglong Real Estate Co., Ltd. From January 2001 to August 2002, Mr. Xu served as the development manager for Tianjin Jiezuo Real Estate Co., Ltd. Mr. Xu holds a bachelor’s degree in accounting and computer management from Tianjin University. Mengnan Wang Chief Financial Officer Mr. Mengnan Wang has been our Chief Financial Officer (“CFO”) since January 26, 2018, and the CFO and Chairman of the Supervisory Board of Mingda Tianjin since September 2015. From September 2002 to September 2015, Mr. Wang served as the Manager of Finance for Tianjin Mingda Real Estate Co., Ltd. In 2016, Mr. Wang obtained the certificate of ICMA. Mr. Wang is an experienced professional who has been working in the area of finance for 17 years. Mr. Wang holds a Bachelor’s degree in Computer Science from Tianjin University of Commerce. Senior Management Team 15

Board of Directors Siping Xu Chief Executive Officer; Chairman of Board - Chief Executive Officer (“CEO”) and Chairman of the Board since January 26, 2018 - Chairman of the Board of Tianjin Mingda since September 2015 - General manager of Tianjin Mingda from September 2002 to August 2015 - Development manager for Tianjin Jiezuo Real Estate Co., Ltd. from January 2001 to August 2002 - Bachelor’s degree in accounting and computer management from Tianjin University Chunhui Sun Independent Director Nominee - Independent director nominee of the Company - Project manager in Bohai Securities Co., Ltd. in the investment banking department since 2015 - Master’s degree from Nankai University Liding Sun Independent Director Nominee - Director nominee of the Company - Director of software development at CoreIp Solutions since January 2011 - Master’s degree and a Bachelor’s degree in Computer Science both from UCLA Yang Li Director - Director since January 26, 2018 - General manager and director of Tianjin Mingda since September 2015. - Deputy general manager of marketing for Tianjin Mingda from May 2011 to September 2015 - Department director of eHouse China Tianjin Company from January 2008 to April 2011 - Department manager for Tianjin Yuxuan Consultant Co., Ltd from June 2005 to August 2007 - Bachelor’s degree in engineering from Tianjin University of Science and Technology Wei Guan Independent Director Nominee - Independent director nominee of the Company - Co - founder and deputy managing director of Beijing Jingguanxuan Marketing Development Co., Ltd. since October 2015 - Bachelor’s degree from Capital University of Economics and Business in 1993 and Master’s degree in Business Administration from Foreign Economic and Trade University in 2006 16 m3

$5,302 $5,532 $5,150 $5,200 $5,250 $5,300 $5,350 $5,400 $5,450 $5,500 $5,550 FY2016 FY2017 Thousands Revenue Revenue Financial Highlights $997 $1,167 $900 $950 $1,000 $1,050 $1,100 $1,150 $1,200 FY2016 FY2017 Thousands Net Income Net Income Net Margin ( For the Year Ended March 31, 2017 ) : 18 . 8 % N et Margin ( For the Year Ended March 31 , 2018 ) : 21 . 1% 17

$4,429 $3,943 $873 $1,590 $0 $500 $1,000 $1,500 $2,000 $2,500 $3,000 $3,500 $4,000 $4,500 $5,000 FY2016 FY2017 Thousands Operating Expenses & Income from Operations Total Operating Expenses Income from Operations Financial Highlights 10% 81% 2% 0% 0% 7% Fiscal Year Ended March 31, 2017 Operating Expenses 7% 78% 3% 0% 5% 7% Fiscal Year Ended March 31, 2018 Operating Expenses Selling expenses Payroll and payroll taxes Rent expenses Depreciation and amortization Provision for doubtful accounts Other general and administrative 18

Investment Highlights 1 2 3 4 Robust market demand for real estate services in China, with strong growth drivers and tremendous upside potential Leading market position in Tianjin with strong brand recognition Solid operating data, considerable market share in the local markets we operate, growing national footprint, achieving economies of scale Visionary, passionate and experienced management and operations team 19

Contact Information MDJM LTD Ascent Investor Relations LLC Network 1 Financial Securities, Inc. 20 Lei Cai Tel: +86 - 22 - 83520851 Email: IR@mdjhchina.com Address: Suite C - 1505, Saidun Center Xikang Road, Heping District, Tianjin People’s Republic of China Steven Sun Tel: +1 - 732 - 758 - 9001 Email: jsun@netw1.com Address: 2 Bridge Avenue, Suite 241, Red Bank, NJ 07701, USA Tina Xiao Tel: +1 - 917 - 609 - 0333 Email: tina.xiao@ascent - ir.com Address: 733 3rd Avenue 16th Floor, New York, NY 10017, USA